UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 16, 2011

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On November 16, 2011, Starz, LLC (“Starz”), a subsidiary of Liberty Media Corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with The Bank of Nova Scotia, as Administrative Agent, SunTrust Bank, as Syndication Agent, and the other parties named therein.

The Credit Agreement provides for a $1 billion revolving credit facility, with a $50 million sub-limit for standby letters of credit, and $500 million of term loans. The Credit Agreement also provides for up to $250 million of incremental term loans or revolving commitments. Starz may elect that the loans bear interest at a rate per annum equal to the Alternative Base Rate (as defined in the Credit Agreement) plus a margin of 0.75% to 1.75% or the LIBO Rate (as defined in the Credit Agreement) plus a margin of 1.75% to 2.75%, depending on Starz's Consolidated Leverage Ratio, as defined in the Credit Agreement. Each loan may be prepaid at any time and from time to time without penalty other than customary breakage costs. No mandatory prepayments will be required other than prepayment of the term loans with the net cash proceeds from any issuance or incurrence of notes or term loans intended primarily for issuance to institutional investors, other than incremental term loans. Any amounts prepaid on the revolving facility may be reborrowed.

The loans are scheduled to mature on November 16, 2016. Payment of the loans may be accelerated following certain customary events of default.

The payment and performance of Starz's obligations under the Credit Agreement are guaranteed by each Material Domestic Subsidiary (as defined in the Credit Agreement) of Starz. In addition, pursuant to Pledge Agreements, the obligations under the Credit Agreement are secured by a pledge of all of Starz's equity interests held directly or indirectly by the Company and a pledge of all equity interests of each Material Domestic Subsidiary held directly or indirectly by Starz. The Credit Agreement provides for release of the pledges if Starz's Consolidated Leverage Ratio is less than 1.50 to 1.00 for two consecutive fiscal quarters.

The Credit Agreement contains certain affirmative and negative covenants, including certain restrictions with respect to liens, mergers, sales of assets, transactions with affiliates, indebtedness, dividends and investments and limitations on Starz's Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio, each as defined in the Credit Agreement.
A copy of the press release announcing the execution of the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The above discussion of the terms of the Credit Agreement is not complete and is qualified by reference to the full text of the Credit Agreement, filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 8.01. Other Events

On November 16, 2011, the board of directors (the "Board") of the Company voted to combine the Company's two tracking stocks by converting each outstanding share of Liberty Starz common stock into 0.88129 of a share of the corresponding series of Liberty Capital common stock (the "Conversion"), effective 5:00 p.m., New York City time, on November 28, 2011 (the "Conversion Date"), with cash in lieu of fractional shares. In connection with the Conversion, the Board determined on November 16, 2011 that the Company will cause its Series A and Series B Liberty Starz common stock to be delisted from the Nasdaq Global Select Market, where it currently trades under the symbols “LSTZA” and “LSTZB,” respectively, following the Conversion Date.

The Board also determined to increase the repurchase authorization for Liberty Capital common stock to $1.25 billion effective following the completion of the Conversion.

Beginning on November 29, 2011, the Company's Series A and Series B Liberty Capital common stock will trade on the Nasdaq Global Select Market under the new symbols “LMCA” and “LMCB,” respectively.

On November 17, 2011, the Company issued a press release regarding the Conversion, which is included as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Name

99.1	Press Release dated November 17, 2011 relating to the Credit Agreement.
99.2
Credit Agreement, dated as of November 16, 2011, by and among Starz, LLC, as Borrower, The Bank of Nova Scotia, as Administrative Agent, SunTrust Bank, as Syndication Agent, and the other parties named therein as Lenders.

99.3	Press Release dated November 17, 2011 relating to the Conversion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2011

LIBERTY MEDIA CORPORATION

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated November 17, 2011 relating to the Credit Agreement.
99.2
Credit Agreement, dated as of November 16, 2011, by and among Starz, LLC, as Borrower, The Bank of Nova Scotia, as Administrative Agent, SunTrust Bank, as Syndication Agent, and the other parties named therein as Lenders.

99.3	Press Release dated November 17, 2011 relating to the Conversion.